Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer
952-294-1300

Famous Dave’s Announces Amendment and Extension of Credit Facility

With Wells Fargo Bank, NA

MINNEAPOLIS, July 5, 2011 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that it has amended its existing credit facility with Wells Fargo Bank, NA, to extend its revolving line of credit for an additional five years, to modify the maturity on its term loan to be coterminous with the credit facility, and to allow for an additional $30.0 million in stock repurchases over the next five years. The credit facility is available for general working capital purposes as well as for the repurchase of shares under the company’s share repurchase program. At July 5, 2011, the principal amount of debt outstanding under the Company’s amended and restated credit facility was $10.4 million.

“We have had a strong partnership with Wells Fargo for many years, and are gratified by the continued trust in our management team and in our business,” said Diana Purcel, Famous Dave’s chief financial officer. “This amendment provides us with the overall financial flexibility to support our various growth initiatives and continuation of stock repurchases.”

The amendment also revises the previous credit facility’s pricing. Principal amounts outstanding under the amendment bear interest either at an adjusted LIBOR rate plus an applicable margin, or at a Base Rate (defined as the greater of the Federal Funds rate plus 0.75 percent or Wells Fargo’s prime rate), plus an applicable margin. The applicable margin will depend on the company’s adjusted leverage ratio, which ranges from 1.5 percent to 2.25 percent for LIBOR Loans and from 0.00 percent to 0.75 percent for Base Rate Loans. Additionally, the amendment also revises the required minimum annual amortization of principal of its term loan acquired in March 2010, from 5 percent to 10 percent. At July 5, 2011, the principal amount outstanding under this term loan was approximately $6.3 million. For further details, please see the Company’s Current Report on Form 8-K being filed today with the SEC.

“We are extremely pleased to extend our relationship with Famous Dave’s with a new, long term credit facility that will support the company’s ambitions to grow the brand and build value for its shareholders”, said Nick Cole, Executive Vice President of Wells Fargo Restaurant Finance. “Famous Dave’s is a strong brand with an attractive history and even greater potential in the future. New restaurants and exciting menu additions will only help ensure the concept continues to enjoy its fantastic reputation. We are excited to be a part of the company’s future,” added Cole.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 52 locations and franchises 129 additional locations in 37 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches, and unique desserts.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.